Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269911

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated May 1, 2023)

FREIGHTOS LIMITED

UP TO 14,850,000 ORDINARY SHARES
UP TO 42,442,231 ORDINARY SHARES BY THE SELLING SECURITYHOLDERS
UP TO 8,550,549 WARRANTS BY THE SELLING SECURITYHOLDERS

This prospectus supplement updates, amends, and supplements the prospectus dated May 1, 2023 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-269911). Capitalized terms used in this Prospectus Supplement No. 2 and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission on June 1, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Freightos Ordinary Shares and Freightos Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CRGO” and “CRGOW,” respectively. On May 31, 2023, the last reported sales price of the Freightos Ordinary Shares was $1.95 per share and the last reported sales price of the Freightos Warrants was $0.1325 per warrant.

We are both an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Emerging Growth Company” and “Prospectus Summary — Foreign Private Issuer” in the Prospectus for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of the prospectus, and under similar headings in any amendment or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2023

Commission File Number: 001-41604

Freightos Limited

(Translation of registrant's name into English)

Technology Park Building 2

1 Derech Agudat Sport HaPo’el

Jerusalem, Israel 9695102

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F
or Form 40-F:	☒ Form 20-F	☐ Form 40-F

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by
Regulation S-T Rule 101(b)(1):	____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by
Regulation S-T Rule 101(b)(7):	____

FREIGHTOS LIMITED

FORM 6-K

Resignation of a Board Member

Robert J. Mylod has resigned from the Board of Directors of Freightos Limited (the “Company”) as of May 30, 2023. Mr. Mylod’s decision to resign did not arise or result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but as a result of competing demands on his time.

Incorporation by Reference

The information in this report on Form 6-K is hereby incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-270303), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FREIGHTOS LIMITED
Date: June 1, 2023
/s/ Michael Oberlander
	Name:	Michael Oberlander
	Title:	General Counsel